As filed with the Securities and Exchange Commission on November 30, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCURY SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2741391
(State of Incorporation)	(I.R.S. Employer Identification Number)
50 Minuteman Road
Andover, Massachusetts 01810
(978) 256-1300
(Address of Principal Executive Offices)

MERCURY SYSTEMS, INC.
2018 Stock Incentive Plan
(Full Title of the Plan)

Christopher C. Cambria
Executive Vice President, General Counsel, and Secretary
Mercury Systems, Inc.
50 Minuteman Road
Andover, Massachusetts 01810
(978) 256-1300
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)(4)
Common Stock	3,572,687	$48.56	$173,489,680.72	$17,910.12

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock to be offered or sold as a result of the anti-dilution provisions of the employee benefit plan described herein, including to prevent dilution resulting from any reorganization, recapitalization, reclassification, stock dividend, stock split, or other similar change.

(2)
710,687 shares of the registrant’s Common Stock listed were part of the shares previously registered by the registrant on Form S-8 (File No. 333-217735 filed on May 5, 2017) in connection with the registrant’s Amended and Restated 2005 Stock Incentive Plan (the “Original Registration Statement”).

(3)
Calculated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee, based on the average of the high and low prices of our Common Stock on the NASDAQ Global Select Market on November 27, 2018.

(4)
The total registration fee for the shares being registered hereby is $21,026.95. Pursuant to Rule 457(p) of the Securities Act, a filing fee of $3,116.83 of an aggregate filing fee of $4,824.22 previously paid by the registrant in connection with the registration of the 710,687 shares being carried forward from the Original Registration Statement is offset against the total filing fee for this registration statement.

EXPLANATORY NOTE
This registration statement is being filed solely for the purpose of registering 3,572,687 shares of common stock, par value $0.01 per share (“Common Stock”), of Mercury Systems, Inc. (the “Company”) to be offered to participants under the Company’s 2018 Stock Incentive Plan (the “2018 Plan”). The maximum number of shares of Common Stock reserved and available for issuance under the 2018 Plan includes the shares underlying any grants previously made under the Company’s Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan”) that are forfeited, canceled, or terminated (other than by exercise) from and after the effective date of the 2018 Plan. The total number of shares available for grant under the 2005 Plan as of the effective date of the 2018 Plan was 710,687 shares and such number of shares is being deregistered under the registration statement on Form S-8 (File No. 333-217735), filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2017, for the 2005 Plan and is being registered by this registration statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 AND 2.

The documents containing the information for the 2018 Plan specified by Part I of this Registration Statement will be sent or given to the employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

(a)	The Company’s annual report on Form 10-K for the fiscal year ended June 30, 2018, as filed with the Commission on August 16, 2018;
(b)	The Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2018, as filed with the Commission on November 8, 2018;
(c)	The Company’s current reports on Form 8-K filed with the Commission on October 1, 2018, October 29, 2018, and November 27, 2018; and
(d)
The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A dated January 7, 1998, as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment thereto or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
The validity of the Common Stock offered under this registration statement will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Boston, Massachusetts. Morgan, Lewis & Bockius LLP does not have a substantial interest, direct or indirect, in the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the corporation unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its articles of organization and bylaws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the bylaws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Company has provided for officer indemnification in its bylaws.

The Company’s bylaws, as amended, provide that the Company shall indemnify its directors and the officers that have been appointed by the Board of Directors to the fullest extent permitted by law.

The Company maintains directors’ and officers’ liability insurance.

The Company has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that the Company indemnify its directors to the fullest extent provided by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

None.

ITEM 8. EXHIBITS.
The exhibits to the registration statement are listed in the the Exhibit Index attached hereto and are incorporated by reference herein.

ITEM 9. UNDERTAKINGS

(a)         The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-1, Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Andover, the Commonwealth of Massachusetts on this 30th day of November, 2018.

MERCURY SYSTEMS, INC.

By:	/s/ Michael D. Ruppert
Michael D. Ruppert
Executive Vice President, Chief Financial Officer, and Treasurer

Power of Attorney
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark Aslett, Christopher C. Cambria, and Michael D. Ruppert as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark Aslett	President, Chief Executive Officer, and Director (Principal Executive Officer)	November 30, 2018
/s/ Michael D. Ruppert	Executive Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)	November 30, 2018
/s/ Michelle M. McCarthy	Vice President, Chief Accounting Officer, and Controller (Principal Accounting Officer)	November 30, 2018
/s/ Vincent Vitto	Chairman of the Board of Directors	November 30, 2018

/s/ James K. Bass	Director	November 30, 2018
/s/ Michael A. Daniels	Director	November 30, 2018
/s/ Lisa S. Disbrow	Director	November 30, 2018
/s/ Mary Louise Krakauer	Director	November 30, 2018
/s/ George K. Muellner	Director	November 30, 2018
/s/ William K. O'Brien	Director	November 30, 2018
/s/ Barry R. Nearhos	Director	November 30, 2018

EXHIBIT INDEX

Exhibit	Description
4.1	Articles of Organization (incorporated herein by reference to Exhibit 3.1.1 of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2009)
4.2	Articles of Amendment (incorporated herein by reference to Exhibit 3.1.2 of the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2010)
4.3	Articles of Amendment (incorporated herein by reference to Exhibit 1 of the Company’s registration statement on Form 8-A, as filed with the Commission on December 15, 2005)
4.4	Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed on November 13, 2012)
4.5	Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed on June 30, 2015)
4.6	By-laws, amended and restated effective January 17, 2017 (incorporated herein by reference to Exhibit 3.1 of the Company’s current report on Form 8-K filed with the Commission on January 20, 2017)
4.7	Mercury Systems, Inc. 2018 Stock Incentive Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement filed with the Commission on September 7, 2018)
5.1*	Opinion of Morgan, Lewis & Bockius LLP
10.1*	Form of Stock Option Agreement under the 2018 Stock Incentive Plan
10.2*	Form of Restricted Stock Award Agreement under the 2018 Stock Incentive Plan
10.3*	Form of Deferred Stock Award Agreement under the 2018 Stock Incentive Plan
10.4*	Form of Performance-Based Stock Option Agreement under the 2018 Stock Incentive Plan
10.5*	Form of Performance-Based Restricted Stock Award Agreement under the 2018 Stock Incentive Plan
23.1*	Consent of KPMG LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included in signature page to this registration statement)
*	Filed herewith